UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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PDF SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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Commencing on or about May 23, 2019, PDF Solutions, Inc. will send the following communication to employees:

From: HR@pdf.com
Date: May 23, 2019
Subject: Your vote matters: Voting on PDF’s annual meeting proposals

With PDF’s 2019 annual meeting of stockholders only days away, we want to remind all employee stockholders how important it is to use your voice and vote your PDF shares to help influence our corporate governance. If you held shares on April 3, 2019, on about May 8th, you should have already received the Notice of 2019 Annual Meeting, Proxy Statement and the 2018 Annual Report, which was sent to the email address associated with the brokerage account(s) where you hold your shares (MSSB or E*Trade for most people). If you have not received it, please contact Inga in PDF’s legal department at inga.lysaya@pdf.com.

We want you to understand the matters up for vote and feel comfortable with the voting process. This year, stockholders are being asked to consider and vote on the following issues:

(1)        Election of two directors.

(2)        Approval of the appointment of BPM LLP as our independent registered public accounting firm for 2019.

(3)        Approval of the Fifth Amended and Restated 2011 Stock Incentive Plan.

(4)        Say-on-pay: approval of the compensation of our named executives.

The proxy statement provides the vote recommendation of the PDF board of directors. These recommendations are based on the board’s view of what is best for stockholders and PDF. The board recommends you vote “FOR” each director and Proposals 2, 3, and 4.

In particular, we are writing this email to ask you to vote “FOR” Proposal 3 to approve PDF’s Fifth Amended and Restated 2011 Stock Incentive Plan, which amends and restates the previously amended and restated 2011 Stock Incentive Plan. The stock plan is an important part of our merit/refresh equity program each year. The board of directors considers equity compensation to be a significant component of total compensation for PDF’s employees. Among other changes, all of which are summarized in the proxy statement, the amendment to the equity plan this year increases the number of shares of common stock authorized under the plan. We believe increasing the authorized shares under the plan is beneficial to employees – it means shares will be available for merit/refresh awards, for example, for another three to four years in the future – and as employee stockholders, voting is your way of exercising your influence over our benefits plans. We will use the available shares responsibly: the PDF board of directors has committed the Company to a “burn rate” (total shares awarded each year) of no more than 7% on average over the 3-year period from 2019 to 2021. The PDF board of directors has also approved a Share Repurchase Program that allows us to buy shares back on the open market, which we do each year to manage overall dilution. This helps to maintain your ownership percentage in PDF. To read more about the proposed plan, including a description of all the changes in the amended and restated 2011 Stock Incentive Plan, please see the 2019 proxy statement.

You can vote up until 3:00 p.m. Pacific Daylight Time on May 27th using the toll-free telephone number on your proxy card, if you are in Canada or the United States; or from anywhere via Internet by following the instructions on your proxy card. If you vote by telephone or Internet, you do not need to return your proxy card. We encourage you to take the time to vote.

John & Kimon
Co-founders and fellow stockholders